                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                PS GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                PS GROUP, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                PS GROUP, INC.
                    4370 LA JOLLA VILLAGE DRIVE, SUITE 1050
                          SAN DIEGO, CALIFORNIA 92122

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 24, 1994


TO THE STOCKHOLDERS OF PS GROUP, INC.:

The Annual Meeting of Stockholders of PS Group, Inc., a Delaware corporation, will be held at the Marriott Hotel - La Jolla, 4240 La Jolla Village Drive, La Jolla, California, 92037, on Tuesday, May 24, 1994, at 11:00 a.m., local time, for the following purposes:

     (1)       To elect two directors with terms expiring in 1997; and

     (2) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 1, 1994 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. Stockholders are cordially invited to attend the meeting.


                                 By Order of the Board of Directors

                                 /s/ Dennis C. O'Dell

                                 DENNIS C. O'DELL
                                 Secretary

San Diego, California
April 15, 1994

   ------------------------------------------------------------------------
                               PROXY INFORMATION

   In order to assure your representation at the annual meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.
   -----------------------------------------------------------------------

                                PS GROUP, INC.
                    4370 LA JOLLA VILLAGE DRIVE, SUITE 1050
                          SAN DIEGO, CALIFORNIA 92122

                                ---------------
                                PROXY STATEMENT
                                ---------------

                              GENERAL INFORMATION

This proxy statement is provided to the stockholders in connection with the solicitation of proxies by the Board of Directors of PS Group, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Tuesday, May 24, 1994, at 11:00 a.m. and at any adjournments thereof (the "Annual Meeting"). The close of business on April 1, 1994 has been determined by the Board of Directors as the date of record for stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). This proxy statement and the accompanying proxy are being mailed to stockholders on or about April 15, 1994.

Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery of written notice of revocation to the Secretary of the Company prior to the commencement of the Annual Meeting. Stockholders attending the Annual Meeting may vote their shares in person whether or not a proxy has been previously executed and returned. Stockholders who have executed a proxy but intend to vote in person are requested to so notify the Secretary prior to the time of the Annual Meeting. If the accompanying proxy card is properly signed and returned to the Company, and not revoked, it will be voted in accordance with the instructions thereon. Unless contrary instructions are given, the persons designated as proxy holders will vote FOR each of the nominees for director.

At the Annual Meeting, or any adjournment thereof, the holders of 6,065,969 shares of the Company's Common Stock outstanding on April 1, 1994 will be entitled to one vote per share.


                             ELECTION OF DIRECTORS

There are currently seven directors on the Company's Board of Directors. The Directors are divided into three classes, with three year terms expiring in successive years. At the Annual Meeting, two directors are expected to be elected with terms expiring upon the election and qualification of their successors at the 1997 Annual Meeting of Stockholders. The two nominees, Messrs. Allen and Shortley, are both currently directors of the Company.

It is intended that the proxies received by the Board of Directors will be voted for the election of the nominees for directors named below, unless authority to do so is withheld. The favorable vote of holders of a majority of shares of the Company's Common Stock represented at the meeting in person or by proxy is required to elect any nominee for director. All shares represented in person or by proxy, regardless of the nature of the vote or the absence of a vote indication, including broker non-votes, will be counted to determine the number of shares represented at the meeting.

It is not contemplated that either of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the holders of proxies reserve the right to substitute and vote for another person of their choice. Information follows with respect to each nominee and present director of the Company.


NOMINEES FOR DIRECTOR

THE FOLLOWING PERSONS ARE NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 1997:

HOWARD P. ALLEN: Mr. Allen, 68, is Chairman of the Executive Committee of the board of directors of SCEcorp and Southern California Edison Company (collectively "Edison"). From 1973 to 1980 he was Executive Vice President of Edison, from 1980 to 1984 he was President of Edison and from 1984 until his retirement in 1990 he was Chairman of the Board and Chief Executive Officer of Edison. He also serves as a director of AMR Corp., Computer Sciences Corporation and The Presley Companies. Mr. Allen has served as a director of the Company since 1979.

GEORGE M. SHORTLEY: Mr. Shortley, 53, has been employed by the Company since 1968. Mr. Shortley was elected a director of the Company in 1988 and on May 1, 1989 became President and Chief Executive Officer of the Company. From 1973 until 1976 Mr. Shortley was Assistant Vice President-Finance for the Company.
In 1976 Mr. Shortley was appointed Vice President-Finance of the Company, was appointed Senior Vice President-Finance of the Company in 1980 and was appointed Executive Vice President of the Company in 1985. Mr. Shortley also served as Chief Financial Officer of the Company from 1979 until 1987.


CERTAIN INFORMATION CONCERNING OTHER DIRECTORS

THE FOLLOWING PERSONS SERVE AS DIRECTORS WITH TERMS EXPIRING IN 1996:

CHARLES E. RICKERSHAUSER, JR.: Mr. Rickershauser, 65, has been Chairman of the Board of the Company since 1991 and a director since 1984. From 1980 until 1986 he was Chairman of the Board and Chief Executive Officer of the Pacific Stock Exchange Incorporated. From 1986 until his retirement in 1990 he was a partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson. Mr. Rickershauser also serves as a director of City National Corp. (and its principal subsidiary, City National Bank), Lee Enterprises, Incorporated and The Vons Companies, Inc.

DONALD W. KILLIAN, JR.: Mr. Killian, 64, has been in the private practice of law since 1955. Since 1984 Mr. Killian has been a sole practitioner and also Of Counsel to the law firm of Call, Clayton & Jensen in Newport Beach, CA. Mr. Killian is also a director of the Daily Journal Corporation. Mr. Killian was elected a director of the Company in 1993.

THE FOLLOWING PERSONS SERVE AS DIRECTORS WITH TERMS EXPIRING IN 1995:

ROBERT M. FOMON: Mr. Fomon, 69, is, and has been since 1987, President of Robert M. Fomon and Company Inc., a private investment company. Previously Mr. Fomon served as Chairman of the Board (from 1977 to 1987), Chief Executive Officer and a Director (from 1970 to 1987) of the E.F. Hutton Group Inc., a holding company for the investment banking firm of E.F. Hutton & Company Inc. Mr. Fomon was associated with E.F. Hutton & Company Inc. for approximately 35 years. Mr. Fomon has been a Director of the Company since 1963.

J. P. GUERIN: Mr. Guerin, 64, is a private investor. From 1965 to 1992 Mr. Guerin was managing partner of Pacific Partners, a limited partnership holding long-term investments. Mr. Guerin was Chairman of the Board of the Company from 1985 until 1991 and Vice Chairman of the Company from 1991 until 1993. Mr. Guerin is a director of Lee Enterprises, Incorporated and is a director and Vice Chairman of the Board of the Daily Journal Corporation. Mr. Guerin has been a director of the Company since 1978.

GORDON C. LUCE: Mr. Luce, 68, is an independent investment advisor. From 1979 until his retirement in 1990 Mr. Luce was Chairman of the Board and Chief Executive Officer of Great American First Savings Bank, where he had been employed since 1969. Great American First Savings Bank was taken over by the Resolution Trust Corporation in August 1991. Mr. Luce is also a director of All American Communications, Inc., Molecular Biosystems, Inc. and Carolco Pictures Inc. Mr. Luce has been a director of the Company since 1973.


INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors has standing executive and audit committees. The Board sitting as a committee of the whole acts as the Compensation Committee (see "Executive Compensation"). The Company has no nominating committee.

The Executive Committee is comprised of Messrs. Guerin (Chairman), Rickershauser and Shortley. Subject to certain limitations, the Executive Committee exercises the powers of the Board in the management of the business and affairs of the Company in the absence of the full Board. The Executive Committee met once and acted by unanimous written consent once during 1993.

The Audit Committee is comprised of Messrs. Guerin (Chairman), Allen and Luce. The Audit Committee recommends to the Board of Directors for its nomination independent public accountants to audit the books, records and accounts of the Company, and reviews and approves the overall scope and adequacy of the independent and internal audit programs and the proposed form of the Company's consolidated financial statements. The Audit Committee also reviews the results, findings and recommendations of audits performed by the independent public accountants and the internal audit department, the system of internal accounting controls, the significant accounting policies of the Company as they apply to its consolidated financial statements, the audit fees to be paid to the independent public accountants and the nature of non-audit services performed by the independent public accountants. The Audit Committee met twice during 1993.

The Board of Directors met five times during 1993. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which he served.


COMPENSATION OF DIRECTORS

Directors (other than Mr. Shortley) are paid an annual fee of $10,000 plus a fee of $1,000 for each meeting of the Board of Directors of the Company attended or $350 for attendance by telephone. For attendance at each meeting of a committee of the Board which is not held on a day on which the Board of Directors meets, member directors or those attending by invitation are also paid $1,000 for attendance in person or $350 for attendance by telephone. The Chairman of the Board is paid an additional annual fee of $100,000 and certain other amounts (please see "Executive Compensation") and the Chairman of the Executive and Audit Committees is paid an additional annual fee of $25,000.


                            EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

Under rules established by the Securities and Exchange Commission (the "SEC") the Company is required to provide certain data and information regarding the compensation and benefits provided to the President and Chief Executive Officer and the three other full-time executive officers of the Company (the "other named executive officers")./1/ The disclosure mandated by the SEC requires the use of certain tables along with this report explaining the underlying reasons for certain compensation decisions affecting those individuals. The Company's executive compensation program is administered by the Board of Directors sitting as a committee of the whole./2/ In compliance with SEC requirements the Compensation Committee has prepared this report for inclusion in this Proxy Statement.

Commencing in 1994, the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, is $1 million per person, unless certain performance-related compensation exemptions are met. Since it is unlikely that any officers of the Company will receive in excess of $1 million in aggregate compensation for a year in the near future, the Committee has deferred consideration of the new provision.
- -------------------
/1/ Mr. Rickershauser, Chairman of the Board of Directors of the Company, also provides part-time services as an executive of the Company. Mr. Rickershauser is included in tables relating to executive officers of the Company because his total compensation as Chairman of the Board and for his part-time services as an executive officer exceeds $100,000. However, up to this time, Mr. Rickershauser has not participated in any of the incentive compensation programs described in this report. Mr. Rickershauser's compensation is established by the Board of Directors as reflective of the value of the part-time services he provides to the Company as Chairman of the Board and is not currently tied to the criteria set forth herein for determining the compensation to be paid to full-time officer employees of the Company.

/2/ Directors Rickershauser and Shortley are not present during discussions relating to their compensation and abstain from voting on any matters relating to themselves.

COMPENSATION PHILOSOPHY

This report reflects the Company's compensation philosophy and also reflects the underlying reasoning for the information set forth in the compensation tables accompanying this report. The Company's executive compensation program is designed to provide a competitive total compensation package based on performance. The package consists of base salary, annual discretionary bonuses and long-term incentives. The Company's goal is to provide base compensation commensurate with an individual's level of experience, responsibility and individual performance, yet at a conservative level so that a significant portion of an executive officer's compensation opportunities can be based on both individual and Company performance incentives through additional discretionary and incentive compensation. Each officer also has an employment contract with the Company prohibiting reductions in base pay from that last established. Discretionary bonuses are awarded annually if the Board believes a combination of the Company's performance and an individual officer's performance in his or her particular area of responsibility so merits. The Board measures the Company performance primarily by comparing financial results of the Company to internally projected results for the period in question. Individual officer performance is measured primarily by how effectively the individual officer performed his or her assigned job. Long-term incentive opportunities are intended to align the interests of the Company's officers with the long-term interests of stockholders by offering potential incentive compensation the value of which is tied to the Company's stock price.

BASE SALARIES

The base salary of Mr. Shortley, CEO of the Company, has remained at its current level since 1990. This is consistent with the Committee's philosophy that the compensation of the CEO of the Company is appropriately tied more directly to the overall performance of the Company than that of other executive officers.
At the annual review of executive officer salaries in March 1994 it was determined that satisfactory individual performances by executive officers did not sufficiently offset the Company's less than satisfactory results in 1993, so no base salary increases for executive officers were granted at that time.

ANNUAL DISCRETIONARY BONUSES

Mr. Shortley and the other named executive officers are eligible to receive bonuses based upon a combination of factors including Company performance, individual performance and the performance of each such officer's division of responsibility. In the case of Mr. Shortley, Company performance is preeminent in determining an award while criteria for other executive officers is weighted more heavily toward individual proficiency of performance. Bonuses are normally awarded in March of each year to reflect performance for the prior year. The Committee has specifically elected not to establish defined criteria on which bonus compensation will be based but has instead elected to maintain a subjective approach to bonus compensation based on a post hoc review of the prior year's performance by each officer. In March of 1994 the Committee reviewed the performance of each officer during 1993. While results for the Company during 1993 were unsatisfactory the Committee noted that extraordinary efforts were expended by the four officers in 1993 in connection with the (i) restructuring of the Company's bank debt, (ii) refinancing of certain assets and (iii) potential sale of the Company's travel management subsidiary, all of which helped avoid certain defaults under the Company's bank credit agreement and led, by April 1994, to repayment of all outstanding borrowed funds under the Company's bank credit agreement and the cash collateralization of all of the Company's outstanding letters of credit. In March of 1994 each full-time executive officer was awarded a discretionary bonus of $25,000 in specific recognition of his or her efforts during 1993 in restructuring and reducing the Company's bank debt.

LONG-TERM INCENTIVE PROGRAM

The long-term incentive program of the Company consists primarily of a long-term cash award program (the "Performance Unit Program") and the Company's 1984 Stock Incentive Plan (the "Stock Plan"). The two plans are designed to provide an opportunity for Company executives to earn a portion of their total compensation only if certain performance levels of the Company's stock are met. Any stock options awarded typically vest over a period of time and only have value if the market price of the Company's stock increases. Any long-term incentive units awarded can only vest if certain performance targets (established at the discretion of the Board at the time of the incentive award) are met.
Thereafter, the value of vested units is tied to the market value of the Company's stock. No performance units or stock options have been awarded since 1990 and 1988 under either the Performance Unit Program or the Stock Plan, respectively, and none of the previously granted performance units vested during 1993 due to the failure of the Company to meet the necessary target levels of performance established at the time of grant in 1990 by the Board of Directors. Performance Units granted in 1990 could only vest if certain levels of return on investment established at the time of grant were met by the Company. The Committee does not expect to award additional Performance Units or stock options until such time as the Company's financial status has improved sufficiently to warrant such awards. Consequently, the Committee has elected not to establish any objective performance criteria for such future awards at this time.

  Howard P. Allen
  Robert M. Fomon
  J. P. Guerin
  Donald W. Killian, Jr.
  Gordon C. Luce
  Charles E. Rickershauser, Jr.
  George M Shortley


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors sits as a committee of the whole with respect to executive compensation matters, except Mr. Shortley and Mr. Rickershauser were not present during discussions regarding, nor did either vote on, compensation matters concerning themselves. Mr. Shortley and Mr. Rickershauser did participate in discussions regarding compensation of executive officers other than themselves.

                          SUMMARY COMPENSATION TABLE

The following table shows the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers as of the end of each of the last three years ending December 31, 1993.

                                                   Annual Compensation
                                               --------------------------         All Other
                                                                                 Compensation
Name and Principal Position         Year        Salary (A)        Bonus             (B,C)
- ---------------------------------------------------------------------------------------------
Charles E. Rickershauser, Jr.       1993        $121,800               -             $19,292
  Chairman of the Board             1992         134,496               -              20,812
                                    1991          87,019               -                 N/A

George M. Shortley                  1993         279,600         $25,000 (D)           4,497
  President and                     1992         289,985               -              29,364
  Chief Executive Officer           1991         279,600               -                 N/A

Lawrence A. Guske                   1993         161,600          25,000 (D)           4,497
  Vice President - Finance and      1992         165,438               -               4,364
  Chief Financial Officer           1991         152,400          25,000 (E)             N/A

Johanna Hinds                       1993         133,600          25,000 (D)           4,008
  Vice President and                1992         136,869               -               4,364
  Controller                        1991         126,600          15,000 (E)             N/A

Dennis C. O'Dell                    1993         155,600          25,000 (D)           4,497
  Vice President, General           1992         159,346               -               4,364
  Counsel and Secretary             1991         147,000          20,000 (E)             N/A
- ---------------

(A) For all named officers amounts deferred pursuant to Section 401(k) of the Internal Revenue Code are included. Cash payments designated as automobile allowances are also included for all executive officers. Fees and compensation paid to Mr. Rickershauser as a director and Chairman of the Board are included. Due to a bi-weekly payroll cycle, 1992 had 27 pay days whereas 1993 and 1991 had only 26.
(B) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, amounts of "All Other Compensation" are excluded for the Company's 1991 fiscal year.
(C) The amounts shown in this column for 1993 and 1992 represent the Company's contribution to each executive officer's 401(k) plan. In addition, for Mr. Rickershauser, $15,625 and $16,765 is included for life insurance premiums for 1993 and 1992, respectively. The Company has agreed to pay life insurance premiums on Mr. Rickershauser for a period of five years beginning in 1992. All premiums so paid will be reimbursed to the Company out of any death benefits paid under such insurance. The amount shown for Mr. Shortley in 1992 includes a one-time payment of additional compensation of $25,000.
(D) Bonuses earned for calendar year 1993 were actually awarded and paid in March of 1994.
(E) Bonuses earned for calendar year 1991 were actually awarded and paid in March of 1992.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                     Number of Securities Underlying
                                       Unexercised Options/SARs at
          Name                     December 31, 1993 (all exercisable)
- -----------------------------------------------------------------------
Charles E. Rickershauser, Jr.                        -
George M. Shortley                                   -
Lawrence A. Guske                                  9,033
Johanna Hinds                                      6,108
Dennis C. O'Dell                                   4,000

    None of the unexercised options were in-the-money at December 31, 1993.


RETIREMENT BENEFITS

The Company maintains a retirement plan (the "Plan") providing unfunded retirement benefits for its officers. Normal retirement under the Plan is at age 60 with lesser benefits payable upon early retirement. The Plan provides that participating officers (those retiring as an officer or who terminate employment having completed 10 or more years as an officer) receive a monthly benefit of 2.5% of compensation for each year of service up to 20 years plus 2% of compensation for each year of additional service up to five years. The term "Compensation," for such purposes, means the average monthly compensation received from the Company for the 60 consecutive calendar months during the last 120 months in which the officer had the highest compensation. For illustrative purposes the following table provides examples of the benefits payable under the Plan as a straight life annuity at age 60.

                              PENSION PLAN TABLE

                                      Years of Service
                          ----------------------------------------
"Compensation"            10          15          20         25
- --------------            -------   --------   --------   --------
   $125,000               $31,250   $ 46,875   $ 62,500   $ 75,000
    150,000                37,500     56,250     75,000     90,000
    200,000                50,000     75,000    100,000    120,000
    250,000                62,500     93,750    125,000    150,000
    300,000                75,000    112,500    150,000    180,000
    350,000                87,500    131,250    175,000    210,000

Messrs. Shortley, Guske and O'Dell and Ms. Hinds have approximately 26, 24, 14 and 15 years of service, respectively. All amounts listed in the Summary Compensation Table are included in Compensation except that Company 401(k) contributions shown under All Other Compensation are excluded.

In 1988 the Company terminated its defined benefit plan (the "Terminated Plan") covering employees generally. Messrs. Shortley, Guske and O'Dell and Ms. Hinds each received a lump sum payment for accrued benefits under the Terminated Plan. The benefits payable under the Plan will be reduced by the actuarial equivalent of such lump sum payments. The benefits payable under the Plan are not subject to any deduction for social security or other offset amounts.

The Plan provides a disability benefit for participating officers with at least three years of service as an officer. This benefit is equal to 60% of regular salary, excluding bonuses, (less other long-term disability and social security benefits which may be payable) and is payable for a number of years equal to the number of years of service as an employee. Thereafter, the monthly benefit is reduced to an amount which is the greater of (a) 40% of regular salary, (b) $3,000 or (c) the amount to which he or she would be entitled as a normal retirement benefit on his or her normal retirement date. The benefit continues until the earlier of normal retirement date, recovery from permanent disability or death. In addition, the years of service while disabled are counted toward a retirement benefit but are limited to the number of years of service accumulated at the time of disability.

The Company has agreed to accrue for Mr. Rickershauser an unfunded retirement benefit of $50,000 per year plus accrued interest thereon for each year he serves as Chairman of the Board of Directors of the Company. This benefit is in lieu of any participation by Mr. Rickershauser in the Plan.


EXECUTIVE EMPLOYMENT AGREEMENTS

Executive employment agreements have been entered into with Messrs. Shortley, Guske and O'Dell and Ms. Hinds. The agreement with respect to Mr. Shortley provides for his full time services until the first day of the calendar month following his sixtieth birthday. The agreements with Mr. Guske, Ms. Hinds and Mr. O'Dell are for continually renewing one year periods. Compensation to be paid to each of them is to be determined by the Board of Directors of the Company but is not to be less than the amount last established by the Board. The annual salary for each of them last established was as follows: Mr. Shortley, $270,000; Mr. Guske, $155,000; Mr. O'Dell, $149,000; and Ms. Hinds, $127,000.
Under the employment agreements, the Company has agreed to continue for a three year period, or to age 60, whichever is shorter, with respect to Mr. Shortley and for a one year period with respect to Mr. Guske, Mr. O'Dell and Ms. Hinds, their then present compensation if any of them are terminated without cause or resign because certain provisions of their respective agreements have not been complied with by the Company. Mr. Guske's, Mr. O'Dell's and Ms. Hinds' agreements provide that in the event they are terminated as a result of a change in control of the Company they will be entitled to severance pay equal to two years at their then current compensation. Retirement benefits continue to accrue during such periods.

                BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth as of the Record Date, the number of shares beneficially owned by each nominee to or member of the Board of Directors, for each executive officer named in the Summary Compensation Table and for all executive officers, directors and nominees as a group. All references are to Common Stock.

                                               Common Stock         Percent of
Name                                           Beneficially           Common
                                                Owned (1)             Stock
- -------------------------------------------------------------------------------
Howard P. Allen                                   625  (2)               *
Robert M. Fomon                                   281                    *
J.P. Guerin                                   416,063  (3)             6.9
Lawrence A. Guske                              15,583  (4)               *
Johanna Hinds                                   6,108  (5)               *
Donald W. Killian, Jr.                          1,600  (6)               *
Gordon C. Luce                                    153  (7)               *
Dennis C. O'Dell                                6,302  (8)               *
Charles E. Rickershauser, Jr.                   4,000                    *
George M. Shortley                             42,050  (9)               *
All Officers and Directors as a group
(10 persons including those named above)      492,765 (10)             8.1

    *Less than 1 percent.

(1) Unless otherwise disclosed, beneficial ownership is direct and the person indicated has sole voting and dispositive power over the shares of common stock listed. In certain instances, as footnoted, includes shares that may be acquired pursuant to options exercisable within 60 days of the Record Date. All expressions of percentage of shares held assume that the options of the particular person or group in question have been exercised and no others.
(2) These shares are held by the Allen Family Trust of which Mr. Allen is a Trustee and beneficiary.
(3) Includes (i) 12,358 shares owned by Mr. Guerin's wife, (ii) 50,714 shares and 176,370 shares in the John Patrick Guerin Trust and Guerin Family Trust, respectively, each of which Mr. Guerin is a Trustee and beneficiary and (iii) 176,621 shares in the J. Patrick Guerin III Trust, of which Mr. Guerin is a Trustee but in which he has no beneficial interest.
(4) Includes 12 shares owned by Mr. Guske's son and 9,033 shares which may be acquired upon the exercise of stock options.
(5)  These shares may be acquired upon the exercise of stock options.
(6) These shares are held by the Killian Family 1987 Trust of which Mr. Killian is a Trustee and beneficiary.
(7) These shares are held by the Luce Family Trust of which Mr. Luce is a Trustee and beneficiary.
(8) Includes 100 shares owned by Mr. O'Dell's wife and 4,000 shares which may be acquired upon the exercise of stock options.
(9) Includes 1,700 shares owned by Mr. Shortley's wife and 18,900 shares owned by the Shortley Living Trust of which Mr. Shortley is a Trustee and beneficiary.
(10) Includes 19,141 shares which directors and officers as a group may acquire upon exercise of stock options.

                BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to all persons known to the Company to be the beneficial owners of more that five percent of the Company's Common Stock as of April 1, 1994.

                                          Common Stock
                                          Beneficially     Percent of
Name and Address of Beneficial Owner         Owned        Common Stock
- ------------------------------------      ------------    ------------
SC Fundamental Group (1)                       384,900             6.3
437 Madison Avenue
New York, New York  10022

J.P. Guerin (2)                                416,063             6.9
355 South Grand Street
Los Angeles, California 90071

ESL Partners, L.P. (3)                         508,100             8.4
115 East Putnam Avenue
Greenwich, Connecticut  06830

Berkshire Hathaway Inc. (4)                  1,208,032            19.9
1440 Kiewit Plaza
Omaha, Nebraska  68131
- -----------------

(1) Ownership information obtained from Schedule 13D filed July 12, 1993 on behalf of the following group: (i) The SC Fundamental Value Fund, L.P. which exercises shared voting and dispositive power over 276,190 shares;
     (ii) SC Fundamental Value BVI, Inc. which exercises shared voting and dispositive power over 108,710 shares; (iii) SC Fundamental Inc. which exercises shared voting and dispositive power over 276,190 shares; (iv) Gary N. Siegler who exercises shared voting and dispositive power over 384,900 shares; and (v) Peter M. Collery who exercises shared voting and dispositive power over 384,900 shares.
(2) Ownership information obtained from Schedule 13D filed January 7, 1993 on behalf of Mr. Guerin and Fabienne M. Guerin, his wife, and Forms 4 filed October 7, 1993 and January 3, 1994 on behalf of Mr. Guerin. Mr. Guerin exercises sole voting and dispositive power over 403,705 shares, 176,621 of which are included because Mr. Guerin is Trustee of the J. Patrick Guerin III Trust, but in which Mr. Guerin disclaims any beneficial ownership. Mrs. Guerin exercises sole voting and dispositive power over 12,358 shares that are owned by her and in which Mr. Guerin disclaims beneficial ownership.
(3) Ownership information contained in Schedule 13D filed February 18, 1994. ESL Partners, L.P. exercises sole voting and dispositive power over all shares.
(4) Ownership information obtained from Berkshire Hathaway Inc. Schedule 13D dated December 14, 1990 ("Berkshire 13D"). The Berkshire 13D was also filed on behalf of Warren E. Buffet, who may be deemed to control Berkshire Hathaway Inc., and the following subsidiaries of Berkshire Hathaway Inc. (the amount of the Company's stock owned by each such subsidiary as reported in the Berkshire 13D is shown in parentheses following the subsidiaries' names): National Indemnity Company (579,957); National Liability & Fire Insurance Company (330,475); Columbia Insurance Company (197,600); and National Fire and Marine Insurance Company (100,000). Berkshire Hathaway exercises shared voting and dispositive power over all shares listed.

                             RELATED TRANSACTIONS

For information regarding certain transactions with directors, see "Executive Compensation."

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's fiscal year 1993 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were met.

                            STOCK PERFORMANCE GRAPH

The following performance graph compares the five-year cumulative total shareholder returns (assuming reinvestment of dividends) realized by the Company's common shareholders with the S&P 500 index and with a peer group described below. The performance graph assumes $100 is invested in the Company's common stock, the S&P 500 index and a composite index for the peer companies on December 31, 1988, and that dividends paid during the five years ending December 31, 1993 were reinvested to purchase additional shares. The Company had material revenues during the five-year period from four different lines of business. In order to develop a meaningful peer group the companies listed below were selected from each of the four lines of business. Within each line of business the selected peer companies were weighted annually by market capitalization at the beginning of each period for which a return is indicated. Weighting of peer companies within the Company's four lines of business was done annually by the asset value of each individual line of business. The following companies were used in each line of business:

Travel management:*
  AMR Corp.
  Delta Air Lines Inc.
  UAL Corp.
  USAir Group

Fuel sales and distribution:
  International Recovery Corp.
  Mercury Air Group Inc.

Aircraft leasing:
  Airlease Ltd.
  PLM International Inc.

Oil and gas:
  Alta Energy Corp.
  Hallador Petroleum Corp.
  Hallador Energy Corp.

*Because there are no publicly traded companies that are exclusively in travel management, airline companies were selected as the businesses that most closely match the market conditions affecting travel management.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG PS GROUP, S&P 500 INDEX AND PEER GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P
(Fiscal Year Covered)        PS GROUP       500 INDEX     Peer Group
- -------------------          ----------     ---------     ----------
Measurement Pt-12/31/88      $100           $100          $100
FYE 12/31/89                 $110.1         $131.6        $119.7
FYE 12/31/90                 $122.6         $127.5        $ 83.5
FYE 12/31/91                 $ 99.7         $166.2        $ 75.6
FYE 12/31/92                 $ 31.5         $178.8        $ 72.0
FYE 12/31/93                 $ 44.3         $196.7        $ 99.8

                                 OTHER MATTERS

INDEPENDENT AUDITORS

Ernst & Young were the Company's auditors for 1993 and have been appointed to serve as auditors during 1994. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so and to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at the Company's principal executive offices not later than December 18, 1994 to be considered for inclusion in the 1995 proxy materials. Any stockholder wishing to nominate a candidate for election as a director must notify the Secretary of the Company of such fact, together with other information about the candidate as required by the Bylaws of the Company not less than 30 days nor more than 60 days prior to the date of the 1995 Annual Meeting; provided, however, that if less than 40 days' notice or prior public disclosure of the 1995 Annual Meeting is given, a stockholder's notice must be received at the principal offices of the Company not later than the close of business on the 10th day following the day that notice of the 1995 Annual Meeting was mailed or public disclosure of such meeting was made.

SOLICITATION OF PROXIES

The expenses of preparing and mailing the Notice of Annual Meeting, Proxy Statement and form of Proxy will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company (who will receive no additional compensation), by personal interviews, telephone, telecopy and telegraph. The Company has retained Skinner & Co. to assist in solicitation of proxies and for assistance in distribution of proxies and accompanying material to brokerage houses and institutions. Skinner & Co. will use approximately 10 of its employees and will be paid fees of approximately $3,500 for its services. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in this connection.

OTHER MATTERS

The Board of Directors is not aware of any matters to be brought before the Annual Meeting other than as stated in the Notice of Annual Meeting. However, if any other matters come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to such proxy.


                           By Order of the Board of Directors

                           /s/ Dennis C. O'Dell

                           DENNIS C. O'DELL
                           Secretary


Dated: April 15, 1994

F O R M   O F   P R O X Y   L A N G U A G E
- -------------------------------------------


                    * * * * * *   S i d e   1  * * * * * *

PROXY
                                PS GROUP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints GEORGE M. SHORTLEY and DENNIS C. O'DELL and each of them, proxies, with power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of PS Group, Inc. called to be held at the Marriott Hotel - La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037, on Tuesday, May 24, 1994, at 11:00 a.m. local time and all adjournments.

                  (Continued and to be signed on other side.)


                     * * * * * *  S i d e  2  * * * * * *

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH NOMINATED DIRECTOR unless specified to the contrary.


   --------------            ------------
   Account Number            Common Stock                 I plan to attend meeting ___


Item 1.  ELECTION OF DIRECTORS:  Howard P. Allen, George M. Shortley

For all nominees listed            WITHHOLD               (Instruction:  To withhold authority to
(except as marked to the           AUTHORITY              vote for any individual nominee, write
   contrary at right)           to vote for all           that nominee's name in the space
                             nominees listed above.       provided below.)

        -----                        -----                --------------------------------------

                                                          Important:  Please sign exactly as your
                                                          name or names appear hereon. If signing
                                                          as executor, trustee or other fiduciary,
                                                          give your full title as such.

                                                          Dated:  ----------------------------1994

                                                          ----------------------------------------
                                                                         (Signature)

                                                          ----------------------------------------
                                                                         (Signature)

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                NO POSTAGE IS REQUIRED IF MAILED IN THE U.S.A.